UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 11, 2009

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1495 Wilmington Dr.
PO Box 970
DuPont, Washington 98327
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code: 253-441-4000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03     Bankruptcy or Receivership.

On September 11, 2009, Venture Bank (the “Bank”), the wholly-owned subsidiary of Venture Financial Group, Inc. (the “Company”), was closed by the Washington Department of Financial Institutions, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.

As indicated in the FDIC press release dated September 11, 2009, subsequent to the closure First-Citizens Bank and Trust Company purchased approximately $874 million of the Bank’s assets in a transaction facilitated by the FDIC.

On September 14, 2009, the 18 branch offices of the Bank reopened as branches of First-Citizens Bank and Trust Company. Customers who have questions about the foregoing matter, or who would like more information about the closure of the Bank, can visit the FDIC’s Internet website at http://www.fdic.gov/bank/individual/failed/venture-wa.html or call the FDIC toll-free at 1-800-206-4662.

As the owner of all of the capital stock of the Bank, the Company will be entitled to the net recoveries, if any, following a liquidation or sale of the Bank or its assets by the FDIC. However, the Company does not anticipate that any recovery will be realized.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of September 11, 2009, the Company had approximately $13.4 million Junior Subordinated Debt Securities due September 15, 2037 outstanding pursuant to an Indenture dated July 9, 2007, by and between the Company and LaSalle National Association, as trustee. As of September 11, 2009, the Company had approximately $6.2 million Floating Rate Junior Subordinated Debt Securities due October 24, 2033 outstanding pursuant to an Indenture dated April 10, 2003, by and between the Company, formerly First Community Financial Group, Inc., and Wilmington Trust Company, as trustee. As of September 11, 2009, the Company had approximately $3.1 million Floating Rate Junior Subordinated Deferrable Interest Debentures due December 17, 2033 outstanding pursuant to an Indenture dated December 17, 2003, by and between the Company, as successor to Washington Commercial Bancorp, and U.S. Bank National Association, as trustee. The appointment of the FDIC as receiver of the Bank may constitute an event of default under the indentures, under which the principal amount of the debt securities, together with accrued but unpaid interest, becomes immediately due and payable or due and payable following the expiration of a “notice to cure” period. However, no notice of default or other communication from the trustees under the respective indentures has been received.

Item 8.01     Other Events.

As of September 11, 2009, the Company’s primary assets, excluding its investments in Venture Bank, Venture Financial Group Trust I, FCFG Capital Trust II and Washington Commercial Statutory Trust I, which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $2.5 million. Liabilities were comprised primarily of junior subordinated debt of $22.7 million, accrued and unpaid interest of approximately $800,000 and known contractual and other obligations of approximately $6 million.

Based on the Company’s current financial condition, the Company’s board of directors will evaluate options for winding down the affairs of the Company, which may include the dissolution and winding up of the Company pursuant to Washington law. The Company intends to contact all creditors to begin the process of reaching agreement on an equitable distribution of the Company’s assets outside of any bankruptcy proceeding to reduce expenses and maximize payments.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	Exhibits. NONE

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date: September 17, 2009	By: /s/ James F. Arneson
James F. Arneson
President